UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 16, 2018

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Suite 1400
Bethesda, MD 20814
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2018, DiamondRock Hospitality Company (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with former Executive Vice President, Chief Financial Officer and Treasurer Sean M. Mahoney, pursuant to which Mr. Mahoney agreed to forfeit a total of 164,729 Company equity awards, comprised of 51,061 shares of restricted stock and 113,668 performance share units. Additionally, the Company will recover $830,165 as a result of the Settlement Agreement, consisting of a repayment from Mr. Mahoney of $526,813 in cash and the related reduction in the Company’s tax withholdings and related obligations as a result of such repayment.  All of the Company equity awards forfeited and cash repaid is associated with the termination compensation paid to Mr. Mahoney when his employment with the Company was terminated effective March 31, 2018.  Furthermore, under the Settlement Agreement the parties agreed to, among other things, modify the Severance Agreement by and between the Company and Mr. Mahoney, dated March 9, 2007 and amended on December 7, 2010, to (i) waive any claim that Mr. Mahoney was prohibited from commencing employment at RLJ Lodging Trust before April 1, 2019 and (ii) increase the term of the non-solicitation provision to which Mr. Mahoney is subject from 12 months to 24 months.

The foregoing is a summary description of certain terms of the Settlement Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which will be subsequently filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: July 16, 2018	By:	/s/ William J. Tennis
Name: William J. Tennis
Title: Executive Vice President, General Counsel and Corporate Secretary